Exhibit 5.1

February 13, 2017

Columbia Banking System, Inc.,

1301 “A” Street,

Tacoma, Washington 98402.

Ladies and Gentlemen:

In connection with the registration on Form S-4 (the “Registration Statement”), under the Securities Act of 1933 (the “Act”), of common shares, no par value (the “Common Shares”), of Columbia Banking System, Inc., a Washington corporation (“Columbia”), I have examined such corporate records, certificates and other documents, and such questions of law, as I have considered necessary or appropriate for the purposes of this opinion.

As Executive Vice President and General Counsel of Columbia, it is my opinion that when the Registration Statement has become effective under the Act and the Common Shares have been duly issued and delivered pursuant to the Agreement and Plan of Merger, dated January 9, 2017, by and between Columbia and Pacific Continental Corporation, as contemplated by the Registration Statement, the Common Shares will be validly issued, fully paid and non-assessable.

The foregoing opinion is limited to the laws of the State of Washington, and I am expressing no opinion as to the effect of the laws of any other jurisdiction.

I have relied as to certain matters on factual information obtained from public officials, officers of Columbia and other sources believed by us to be responsible.

I hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to me under the heading “Legal Opinions” in the joint proxy statement/prospectus contained therein. In giving such consent, I do not thereby admit that I am in the category of persons whose consent is required under Section 7 of the Act.

Very truly yours,

/S/ KUMI Y. BARUFFI